Exhibit 99.1

China Security & Surveillance Technology Reports Second Quarter 2007 Financial Results

-- 2Q07 Revenue Increases 551.3% to $52.1 Million Compared to 2Q06 --
-- Company Provides Financial Outlook for 3Q07 --

SHENZHEN, China, August 13, 2007 -- China Security & Surveillance Technology, Inc. ("China Security" or the “Company”) (OTC: CSCT), a leading provider of digital surveillance technology in China, today reported its financial results for the second quarter ending June 30, 2007.

The Company reported GAAP earnings per diluted share of $0.11 for the second quarter of 2007 compared to $0.10 in second quarter of 2006. Results for the second quarter of 2007 include: (1) approximately $3.8 million, or $0.10 per diluted share, of non-cash expense related to the accrual of amounts payable under outstanding convertible notes in the event that such notes are redeemed (as described below under the caption “Explanation of Redemption Accrual”); (2) approximately $1.1 million, or $0.03 per diluted share, of non-cash expense related to the amortization of goodwill and (3) approximately $800,000, or $0.02 per diluted share, of non-cash expense related to the accrual of performance-based employee compensation. Excluding these non-cash expenses, diluted earnings per share was $0.26, compared to $0.10 per diluted share in the second quarter of 2006 (see “About Non-GAAP Financial Measures” toward the end of this release). Diluted share count increased 58% in the second quarter of 2007 to 38.8 million from 24.6 million in the second quarter of 2006.

Revenue increased 551.3% to $52.1 million compared to $8.0 million in the second quarter of 2006. Revenue improved significantly as a result of increased demand among both new and existing customers for security and surveillance products within various industries and organizations in China as well as the increase in government-initiated programs to install security systems. Second quarter 2007 revenue also benefited from an increase in the visibility of the Company’s brand in China, which management believes led to new contract wins in the second quarter. Organic revenue growth during the second quarter of 2007 accounted for 78% of the Company’s total revenues, while recent acquisitions also contributed to revenue growth.

Mr. Guo Shen Tu, Chief Executive Officer of China Security, commented, “We are pleased with our financial performance in the second quarter. During the second quarter, we secured fifty-nine new contracts across a wide array of private businesses as well as local and city governments. We are seeing significant demand from government Safe-City contracts, and importantly, several of our customers are bypassing the pilot phase and moving straight to longer-term, higher revenue-generating projects.”

Second quarter gross profit increased 397% to $14.9 million, compared to $3.0 million in the prior year. Gross profit margin was 28.6% down from 37.5% year-over-year, but up from 26.3% in the first quarter of 2007. The year-over-year decline primarily reflects the Company’s present strategy to penetrate new markets and increase total market share. The sequential increase in margin from the first quarter of 2007 primarily reflects better economies of scale and improved price strength.

Income from operations increased 300% to $9.6 million from $2.4 million in the second quarter of 2006. Total operating expenses increased to $5.2 million in the second quarter of 2007 from $0.6 million in second quarter of 2006, primarily due to professional expenses related to the costs of being a public reporting company as well as the hiring of additional staff.

The Company recognized interest expense of $4.1 million in the second quarter of 2007. Approximately $0.3 million reflects interest payments on debt outstanding and approximately $3.8 million reflects the non-cash accrual of amounts payable under outstanding convertible notes, if such notes are not converted into the Company’s common stock before their maturities and are redeemed as explained in the Company’s indenture with Citadel Equity Fund Ltd. (“Citadel”). China Security anticipates that its annual non-cash accrual will be approximately $13 million for 2007.

Net income in the second quarter of 2007 increased 72% to $4.3 million or $0.11 per diluted share compared to $2.5 million or $0.10 per diluted share in the second quarter of 2006. As stated above, the net income performance includes approximately $5.7 million of non-cash expense, or $0.15 on a diluted share basis.

The Company’s cash position in the second quarter of 2007 increased to $91.8 million compared to $71.9 million at the end of the first quarter of 2007. This increase was largely a result of the receipt of the net proceeds from the $50 million convertible note financing with Citadel that closed in April 2007, offset by the use of $30.3 million in connection with three acquisitions that closed during the quarter.

Total debt at the end of the second quarter of 2007 was $126.1, up from $67.1 million at the end of the first quarter of 2007. Working capital at the end of the second quarter of 2007 increased to $132.8 million compared to $117.2 at the end of the first quarter of 2007.

Financial Outlook
For the third quarter of 2007, the Company expects to achieve revenues between $65 million and $70 million, including revenues from completed acquisitions. The acquisitions completed by the Company since the beginning of fiscal 2007 are Shenzhen Hongtianzhi Electronics Co., Ltd., HiEasy Electronic Technology Development Co., Ltd., Changzhou Mingking Electronics Co., Ltd. and Hangzhou Tsingvision Intelligence System Co., Ltd.. Excluding the non-cash charges related to the redemption amount payable on convertible notes and the accrual of performance-based employee compensation, the Company expects to achieve an adjusted net income of at least $12.0 million in the third quarter of 2007.

The Company estimates that the non-cash interest expenses associated with the redemption amount payable on convertible notes, the accrual of performance-based employee compensation and the amortization of intangible expense related to the company's recent acquisitions for the remaining two quarters will be approximately $4.1 million, $1.0 million and $1.5 million per quarter, respectively.

Mr. Tu concluded, “We have put in place the foundation to grow our security and surveillance company and expect to continue to be a market leader in the manufacturing, systems integration and operating services markets. The overall market for security and surveillance projects continues to expand in China and our market share is growing. Our acquisition strategy -- combined with our strong organic growth -- serves to strengthen our overall competitive position, so that our brand will become synonymous with premiere security solutions and our customers will receive one solid solution for all their security needs. This model has worked well for our organization and we expect benefits will become even more apparent over time. Our highly incentivized management team remains focused on shareholder value and we plan to proceed with our strategic plan with our shareholders foremost in mind.”

Explanation of Redemption Accrual
The Company raised $60 million and $50 million through two guaranteed senior unsecured convertible note financings with Citadel in February 2007 and April 2007, respectively. These notes bear interest at a rate of 1% per annum and are due in 2012. Under the indentures, if the notes are not converted before their respectively maturities, the notes are to be redeemed by the Company on the maturity date at a redemption price equal to 100% of the principal amount of the notes then outstanding plus an additional amount of 15% per annum, calculated on a quarterly compounded basis, plus any accrued and unpaid interest.

As of June 30th, the Company accrued $3.8 million as a redemption amount payable under the notes, which was included in interest expense in the second quarter of 2007. Unlike the annual interest rate of 1% that the Company is actually paying out to the note holders under the note on a semi-annual basis, the Company would only pay the accrued redemption amount under the notes if the notes are not converted into the Company’s common stock before their respective maturities and are redeemed in accordance with its terms. Nevertheless, the Company believes that it must accrue the entire redemption amount under U.S. generally accepted accounting principles. This accrual will result in non-cash expense of approximately $17.1 million annually beginning in 2008.

Conference Call
The Company will hold a conference call to discuss the financial results at 5:00 p.m. ET today. The Company invites you to join the call by dialing 913-981-4911. A live webcast of the conference call will be available at www.viavid.net. A replay of the call will be available from August 13, 2007 to August 20, 2007. Listeners may access the replay by dialing 719-457-0820, passcode: 5643215.

About China Security & Surveillance Technology, Inc.
Based in Shenzhen, China, China Security manufactures, distributes, installs and maintains security and surveillance systems throughout China. China Security has manufacturing facilities in China and a R&D facility which maintains an exclusive collaboration agreement with Beijing University. China Security has built a diversified customer base through its extensive sales and service network throughout China. To learn more about the Company visit http://www.csstf.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the accrual for the redemption amount payable under certain outstanding convertible notes issued by the Company and certain other non-cash charges. China Security believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that China Security’s management excludes when it internally evaluates the performance of China Security’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of China Security. Accordingly, management excludes the expense arising from the accrual of redemption amounts payable under its outstanding convertible notes and certain other non-cash charges when making operational decisions. China Security believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Security's financial performance in comparison to historical periods. In addition, it allows investors to evaluate China Security's performance using the same methodology and information as that used by China Security's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, China Security's management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

All amounts, other than for share and per share amounts, in thousands of U.S. dollars.

	Three Months Ended June 30,
	2007	2006
GAAP Net Income	$4,265	2,536
Addition:
Depreciation and amortization	1084	87
Non-cash employee compensation	801	-
Redemption accretion on convertible notes	3,810	-
Non-GAAP Net Income	$9,960	2,623

GAAP DILUTED EPS	0.11	0.10
Addition:
Depreciation and amortization	0.03	0.00
Non-cash employee compensation	0.02	-
Redemption accretion on convertible notes	0.10	-
Adjusted EPS	0.26	0.10
Share used in computing net income per
share (diluted)	38,831,023	24,621,287

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for security and surveillance products, our expectations regarding the continued growth of the security and surveillance market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

Company Contact:

Terence Yap
Chief FinancialOfficer
Tel: 646-713-4888
Email: terence.yap@csst.com

Investor Contact:
ICR: Bill Zima & Ashley Ammon MacFarlane
Tel: 203-682-8200

(Financial Tables to Follow)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

ASSETS

	June 30,	December 31,
	2007	2006
	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$91,784	$30,980
Accounts receivable, net	37,466	26,754
Related party receivables	559	440
Inventories, net	38,982	19,721
Prepayments & deposits	6,136	3,533
Advances to suppliers	4,950	2,889
Other receivables	3,595	1,697
Deferred tax assets - current portion	38	41
Total current assets	183,510	86,055

Deposits for acquisition of subsidiaries and properties	20,023	-
Property, plant and equipment, net	15,821	8,339
Land use rights, net	2,507	1,152
Intangible assets	28,996	9,997
Investment, at cost	13	12
Goodwill	43,512	8,426
Deferred financing cost	167	-
Deferred tax assets - non-current portion	473	462
TOTAL ASSETS	$295,022	$114,443

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable - short term	$10,189	$2,272
Accounts payable	12,727	4,000
Accrued expenses	3,459	749
Advances from customers	2,223	5,432
Taxes payable	2,838	1,660
Payable for acquisition of business	18,468	7,500
Deferred income	826	831
Due to a director	-	76
Total current liabilities	50,730	22,520

LONG-TERM LIABILITIES
Notes payable - long term	906	2,010
Convertible notes payable	114,975	-
Total liabilities	166,611	24,530

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	144	94

SHAREHOLDERS' EQUITY

Common stock, $0.0001 par value; 100,000,000 shares
authorized 37,771,488 (June 30, 2007)
and 31,824,938 (December 31, 2006) shares issued and outstanding	4	3
Additional paid-in capital	72,407	45,320
Retained earnings	50,281	41,483
Statutory reserves	804	804
Accumulated other comprehensive income	4,771	2,209
Total shareholders' equity	128,267	89,819

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$295,022	$114,443

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 2007 AND 2006

	Six Months Ended June 30		Three Months Ended June 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$90,576	$22,609	$52,125	$8,015

Cost of goods sold	65,565	15,175	37,232	4,978

Gross profit	25,011	7,434	14,893	3,037

Selling and marketing	1,458	293	855	171

General and administrative	5,559	673	3,308	378
(including non-cash employee compensation for the six
months ended and three months ended June 30, 2007 and 2006
of $1,066, $801, $0 and $0, respectively)

Depreciation and amortization	1,890	189	1,084	87

Income from operations	16,104	6,279	9,646	2,401

Rental income received from related party	256	246	129	123

Interest income	225	-	143	-

Interest expense	(5,424)	-	(4,105)	-

Other income, net	718	454	226	334

Income before income taxes and minority interest	11,879	6,979	6,039	2,858

Minority interest in income of consolidated subsidiaries	2	-	(7)	-

Income taxes	(3,083)	(943)	(1,767)	(322)

Net income	8,798	6,036	4,265	2,536

Foreign currency translation gain	2,562	217	1,767	597

Comprehensive income	$11,360	6,253	6,032	3,133

Net income per share
Basic	$0.26	0.26	0.12	0.10
Diluted	$0.24	0.26	0.11	0.10

Weighted average number of shares outstanding
Basic	34,429,780	23,046,766	35,770,742	24,436,755
Diluted	36,492,123	23,139,542	38,831,023	24,621,287

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)
Net income	$8,798	$6,036
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,890	189
Amortization of consultancy services	60	48
Amortization of deferred financing cost	9	0
Non-cash employee compensation	1,066	0
Redemption accretion on convertible notes	4,975	0
Deferred taxes	8	(643)
Minority interest	(2)	0

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(4,217)	(3,556)
Related party receivables	(109)	2,891
Inventories	(7,602)	(3,526)
Prepayments & deposits	(2,549)	0
Advances to suppliers	(1,176)	(3,663)
Other receivables	(658)	(1,736)
Deferred expenses	0	(12,150)

(Decrease) increase in:
Accounts payable and accrued expenses	(838)	(720)
Advances from customers	(4,310)	0
Tax payable	856	(210)
Deferred income	16	16,959
Net cash (used in) operating activities	(3,783)	(81)

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,528)	(1)
Additions to intangible assets	(15)	0
Additions to land use rights	(565)	0
Deposit paid for acquisition of subsidiaries	(14,657)	0
Deposit paid for acquisition of properties	(5,366)	0
Net cash outflow for acquisition of subsidiaries	(30,275)	0
(including net of cash acquired from subsidiaries for the six months ended June
30, 2007 and 2006 of $3,859 and nil)
Net cash (used in) provided by investing activities	(52,406)	(1)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to a director	(74)	1
Issuance of common stock, net of issuing expenses	2,318	7,359
New borrowings, net of issuing cost	116,291	0

Repayment of borrowings	(2,055)	0
Net cash provided by financing activities	116,480	7,360

NET INCREASE IN CASH AND CASH EQUIVALENTS	60,291	7,278

Effect of exchange rate changes on cash	513	63
Cash and cash equivalents, at beginning of period	30,980	2,277

CASH AND CASH EQUIVALENTS, END OF YEAR	$91,784	$9,618